Exhibit 99.1

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FOR IMMEDIATE RELEASE
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PRESS RELEASE


             PROXY GOVERNANCE, INC. RECOMMENDS ORIENT-EXPRESS HOTELS
                     SHAREHOLDERS VOTE THE GREEN PROXY CARD
               FOR THE D. E. SHAW GROUP AND CR INTRINSIC PROPOSALS

         Three Leading Independent Advisory Firms Recommend Shareholders
                             Vote FOR Both Proposals

New York, NY and Stamford, CT--October 6, 2008 - D. E. Shaw Valence Portfolios, L.L.C., D. E. Shaw Oculus Portfolios, L.L.C. (together, the "D. E. Shaw group") and CR Intrinsic Investors, LLC today announced that PROXY Governance, Inc. recommends that Orient-Express Hotels Ltd. (NYSE: OEH) shareholders vote the GREEN proxy card FOR both proposals submitted by the Requisitioning Shareholders for the Special General Meeting to be held on October 10, 2008.

Last week, two other independent proxy advisory services, RiskMetrics Group--ISS Governance Services and Egan-Jones Proxy Services, also recommended that Orient-Express shareholders vote FOR both proposals. The recommendations of these three firms are relied upon by hundreds of major institutional investment firms, mutual funds and other investment fiduciaries.

The Requisitioning Shareholders seek to (i) amend the Orient-Express Bye-laws so that any shares owned by the Company or its subsidiaries would be treated as non-voting treasury shares, and (ii) eliminate the Class B shares currently held by the Company.

In recommending that Orient-Express shareholders vote FOR both proposals, PROXY Governance stated:

     "[I]t is difficult to understand how allowing the board the broad authority to dictate the outcome of all shareholder votes - including the election of directors, and regardless of whether the vote at hand is related to a coercive or unfair offers to acquire the company - is in the best interests of shareholders.... One need not demonstrate that the circular ownership structure has resulted in poor corporate performance to recognize that it creates an inherently conflicted governance arrangement, is more likely to estrange a board from shareholders than make it accountable, and is very likely to be a cure far worse than the purported disease it might remedy."


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In its report, PROXY Governance concluded:

     "We find no reason to believe that giving the company dictatorial control over every shareholder vote ... is a uniquely effective means of protecting shareholders from anything other than the exercise of their ownership rights in the company.

     Because the structure creates an inherently conflicted governance arrangement more likely to estrange a board from shareholders than make it accountable, we believe shareholders would be better served by voting for the proposal to eliminate the circular voting structure created by company's ownership of its Class B shares."

The D. E. Shaw group and CR Intrinsic Investors strongly encourage Orient-Express shareholders to sign, date and return the GREEN proxy card and vote FOR both proposals today. Shareholders with questions about how to vote their shares may call Innisfree M&A Incorporated toll-free at 1-888-750-5834. Banks and Brokers may call collect at 1-212-750-5833.

D. E. Shaw Valance Portfolios, L.L.C., D. E. Shaw Oculus Portfolios, L.L.C., CR Intrinsic Investments, LLC and CR Intrinsic Investors, LLC are referred to collectively as the "Requisitioning Shareholders." Permission to use quotations from the PROXY Governance report was neither sought nor obtained. The Requisitioning Shareholders previously filed their definitive proxy statement as an attachment to their respective filings on Schedule 13D, and mailed the proxy statement and GREEN proxy card to shareholders. Shareholders are strongly advised to read the proxy statement and other related documents, as they contain important information. Copies of the proxy statement are available free of charge on the SEC's website at http://www.sec.gov or by contacting Innisfree M&A Incorporated by telephone at 888-750-5834 or by email at info@innisfreema.com.


Shareholder Contacts:
Innisfree M&A Incorporated
Scott Winter / Michael Brinn
+1 212 750 5833